Exhibit 23.5

CONSENT OF INDEPENDENT ACCOUNTANT

We hereby consent to the use in this Registration Statement on Form S-4 of Concentra Operating Corporation of our report dated February 11, 2003, except for Note 14, as to which the date is July 13, 2003, relating to the financial statements and financial statement schedules of Concentra Operating Corporation, which appears in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Dallas, TX

August 28, 2003